Exhibit 99.1

For immediate release

Tripath Technology Appoints Jeffrey L. Garon

Chief Financial Officer

San Jose, Calif. – Feb. 16, 2005 — Tripath Technology Inc. (Nasdaq:TRPH) today announced the appointment of Jeffrey L. Garon as vice president of finance and chief financial officer, effective immediately. He will report to Dr. Adya S. Tripathi, chairman, president and chief executive officer of Tripath. Garon replaces Clarke Seniff, who is leaving the company to pursue other opportunities.

Garon has more than 20 years experience in corporate finance in the high-technology industry. From March 1998 to November 2003, he was vice president of finance and chief financial officer and corporate secretary of Silicon Storage Technology, Inc. (SST). Prior to SST, Garon served as president and senior operating officer of The Garon Financial Group, a financial engineering firm specializing in the development and execution of successful business strategies that he founded in 1994. Prior to this, he was vice president and chief financial officer of Monster Cable Products, Inc. In addition, Garon has held positions with Visual Edge Technology, Oracle Corporation, Ashton-Tate, Teledyne Microelectronics and Allied Aerospace.

Garon holds an M.B.A. degree in finance from Loyola Marymount University and a B.S. degree in business administration finance from California State University, Northridge.

“I am very pleased to welcome Jeff to Tripath,” said Dr. Adya S. Tripathi, chairman, president and chief executive officer. “He is a proven executive with strong financial leadership experience in public technology companies. He has extensive public company experience and brings to Tripath a strong background in the areas of financial management and corporate strategy. We look forward to adding his unique expertise and energy to our management team.”

“I am thrilled to be joining Tripath,” said Garon. “Its patented DPP® technology is raising the bar on the performance and capability of power amplification. I look forward to working with Adya and the Tripath team to bring the company to its next level of success.”

About Tripath Technology, Inc.

Based in San Jose, Calif., Tripath Technology, Inc. is a fabless semiconductor company that focuses on providing highly efficient power amplification to the digital media consumer electronics and communications markets. Tripath owns the patented technology called Digital Power Processing (DPP®), which leverages modern advances in digital signal processing and power processing. Tripath’s current customers include, but are not limited to, companies such as Alcatel, Alpine, Hitachi, JVC, Sanyo, Sharp, Sony and Toshiba. For more information on Tripath please visit Tripath’s web site at www.tripath.com.

Contact:

Jeffrey Garon

Tripath Technology Inc.

2560 Orchard Parkway

San Jose, CA 95131

Phone: (408) 750-6801